Exhibit 99.1

 BankUnited to Acquire CertusHoldings’ Small Business Finance Unit

Miami Lakes, Fla. and Greenville, S.C. - March 9, 2015 - BankUnited, Inc. (together with its subsidiaries, “BankUnited”) (NYSE: BKU) and CertusHoldings, Inc. (together with its subsidiaries, “Certus”) today announced that BankUnited has entered into a definitive agreement with Certus to acquire Certus’ Small Business Finance Unit in an asset purchase transaction.

The Small Business Finance Unit, consistently one of the top 20 Small Business Administration (“SBA”) lenders in the United States, originates, sells and services small business loans pursuant to the SBA’s 7(a) loan program and CDC/504 loan program and the U.S. Department of Agriculture’s Business & Industry and Community Facilities loan programs.

In connection with the transaction, BankUnited will acquire the Small Business Finance Unit’s loan portfolio, which totaled approximately $203 million as of January 31, 2015, as well as substantially all of its operating assets, and will assume certain of its operating liabilities. The purchase price for the transaction will be a $20 million premium to the tangible net asset value of the acquired assets and the assumed liabilities, subject to adjustment. The transaction is expected to be accretive to BankUnited’s earnings in the first year, with a projected tangible book value earnback period of less than 2 years.

John A. Kanas, Chairman, President and Chief Executive Officer of BankUnited, said, “We are very excited to welcome the Small Business Finance Unit from CertusBank into the BankUnited family. The team’s track record and reputation have been impressive and we believe they are a complementary fit to our dynamic and growing organization.”

John S. Poelker, Chairman, President and Chief Executive Officer of Certus, commented, “This transaction will significantly improve CertusBank’s liquidity and capital positions and allow us to focus our attention on returning to a more traditional community banking structure.  The Small Business Finance Unit has consistently been a strong performer for our organization and I’m confident our SBF teammates will continue to excel as they make the transition to BankUnited.”

Closing of the transaction is subject to receipt of required governmental approvals and Certus shareholder approval. The parties expect the transaction to be completed in the second quarter of 2015.

BankUnited’s legal advisors on the transaction are Cadwalader, Wickersham & Taft LLP. Certus’ financial advisors on the transaction are Keefe, Bruyette & Woods, Inc. and Sandler O’Neill + Partners, L.P., and Certus’ legal advisors are Nelson Mullins Riley & Scarborough LLP.

About BankUnited, Inc.

BankUnited, Inc., with total assets of $19.2 billion at December 31, 2014, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 100 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at December 31, 2014.

About CertusHoldings, Inc.

CertusHoldings, Inc. is the parent company of CertusBank, N.A., a nationally chartered bank headquartered in Greenville, South Carolina. CertusBank has more than 30 branches in the Carolinas, Florida and Georgia and offers a full range of Consumer and Commercial banking solutions. Visit CertusBank.com to learn more.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect BankUnited’s current views with respect to, among other things, future events and financial performance.

BankUnited generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of BankUnited and its subsidiaries or on BankUnited’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by BankUnited that the future plans, estimates or expectations contemplated by BankUnited will be achieved.

Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to BankUnited’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, as well as the ability to receive, and the timing for receiving, the requisite approvals to consummate the Certus transaction and the benefits of such transaction.  If one or more of these or other risks or uncertainties materialize, or if BankUnited’s underlying assumptions prove to be incorrect, actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  BankUnited does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 available at the SEC’s website (www.sec.gov).

Contacts

BankUnited, Inc.
Investor Relations:
Leslie Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

CertusHoldings, Inc.
Emily Ledbetter, 864-315-4963
EmilyLedbetter@CertusBank.com

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